Exhibit 4.4

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of Tailored Brands, Inc. (the “Company”) is a summary and is subject to, and qualified in its entirety by reference to, our Certificate of Formation and our Amended and Restated Bylaws, both of which are included as exhibits to our most recent Annual Report on Form 10-K. You are encouraged to read these documents.

We are incorporated in the State of Texas. The terms of our capital stock are therefore subject to Texas law, including the Texas Business Organizations Code (the “TBOC”), and the common and constitutional law of Texas, as well as our Certificate of Formation and our Amended and Restated Bylaws.

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 2,000,000 shares of Preferred Stock, par value $.01 per share. Our Common Stock is traded on the New York Stock Exchange under the symbol “TLRD”.

Common Stock

Voting Rights

Holders of shares of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of shareholders. Such holders do not have the right to cumulate their votes in the election of directors.

With respect to any matter, other than the election of directors or a matter for which a different vote is required by law or the certificate of formation, the affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, that matter at a meeting of shareholders at which a quorum is present shall be the act of the shareholders. Unless otherwise required by law or by the Certificate of Formation, directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present; provided that, while all directors receiving a plurality of votes cast will be elected to the board of directors, our bylaws provide that if a director does not receive a majority of the votes cast in an uncontested election of directors then the board of directors must consider and vote on accepting the resignation of such director (through a previously delivered irrevocable resignation letter that each director nominee has delivered to the Company’s Corporate Secretary) and, within 90 days, notify the shareholders whether it has accepted the resignation and the reasons for such decision.

Dividend Rights

Holders of Common Stock have an equal and ratable right to receive dividends, when, as and if declared by the board of directors out of funds legally available therefor and only after payment of, or provision for, full dividends on all outstanding shares of any series of Preferred Stock and after the Company has made provision for any required sinking or purchase funds for any series of Preferred Stock.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all debts and liabilities of the Company, and the preferential rights of any series of Preferred Stock then outstanding.

Other

Holders of Common Stock have no redemption or conversion rights and no preemptive or other rights to subscribe for securities of the Company. The shares of Common Stock outstanding are fully paid and non-assessable.

Preferred Stock

The Preferred Stock may be issued, from time to time in one or more series, and the board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, redemption rights and terms, liquidation preferences, conversion rights, voting rights and sinking fund provisions applicable to each such series of Preferred Stock. If the Company issues a series of Preferred Stock in the future that has voting rights or preference over the Common Stock with respect to the payment of dividends and upon the Company’s liquidation, dissolution or winding up, the rights of the holders of Common Stock offered hereby may be adversely affected. The issuance of shares of Preferred Stock could be utilized, under certain circumstances, in an attempt to prevent an acquisition of the Company.

On March 30, 2020, the Board of Directors authorized 100,000 shares of Series A Preferred Stock and declared a dividend of one preferred share purchase right (a “Right”) for each share of Common Stock outstanding on April 9, 2020 to the shareholders of record on that date.  Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, at a price of $15.00 per one one-thousandth of a share of Series A Preferred Stock represented by a Right, subject to adjustment.  The description and terms of the Rights are set forth in a Rights Agreement, dated as of March 30, 2020, between the Company and American Stock Transfer & Trust Company, LLC, filed by the Company with SEC on March 31, 2020 on a Current Report on Form 8-K.  In addition, the rights, preferences, privileges and restrictions of the Series A Preferred Stock are set forth on a Statement of Designations filed by the Company with SEC on April 1, 2020 on a Current Report on Form 8-K.  The Rights Agreement will expire on March 29, 2021, unless earlier terminated in accordance with its terms.

Limitation of Director Liability

The Certificate of Formation of the Company contains a provision that limits the liability of the Company's directors as permitted under Texas law. The provision eliminates the liability of a director to the Company or its shareholders for monetary damages for negligent or grossly negligent acts or omissions in the director's capacity as a director. The provision does not affect the liability of a director for (i)  breach of such director’s duty of loyalty to the Company or to its shareholders, (ii) acts or omissions not in good faith that constitute a breach of duty of such director to the Company or that involve intentional misconduct or a knowing violation of law, (iii) transactions from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (iv) acts or omissions for which the liability of a director is expressly provided by an applicable statute.

Pursuant to the Certificate of Formation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

Anti-Takeover Provisions

Pursuant to our Certificate of Formation and Amended and Restated Bylaws

A number of provisions of our Certificate of Formation and Amended and Restated Bylaws concern matters of corporate governance and the rights of shareholders which may be deemed to have anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including, but not limited to, the requirement that any actions taken by shareholders outside of a regular or special meeting of shareholders must be by unanimous written consent, certain advance notice requirements for shareholder proposals and director nominations, the filling of vacancies on the board of directors by the affirmative vote of a majority of the remaining directors, removal of directors only for cause, and the ability of the board of directors to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, without further shareholder action.

Pursuant to Texas Law

Section 21.457 of the TBOC provides that the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company entitled to vote on a fundamental business transaction is required to approve the transaction. In addition, Section 21.606 of the TBOC restricts certain business combinations between us and an affiliated shareholder (beneficial ownership of 20% or more of the voting power of our stock entitled to vote for directors) for three years after the shareholder becomes an affiliated shareholder. The restrictions do not apply if the board of directors approved the transaction that caused the shareholder to become an affiliated shareholder or if the business combination is approved by the affirmative vote of two-thirds of our voting stock that is not beneficially owned by the affiliated shareholder at a meeting of shareholders called for that purpose within six months of the affiliated shareholder’s acquiring the shares. Although we may elect to exclude ourselves from the restrictions imposed by Section 21.457 and Section 21.606, our Certificate of Formation does not do so.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, at 40 Wall Street, New York, NY 10005.